SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             FORM 8-K
                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

Date of Report (Date of earliest event reported) February 4, 1997

                   DUNES HOTELS AND CASINOS INC.
(Exact name of registrant as specified in charter)

                             New York
(State or other jurisdiction of incorporation)

        1-4385                              11-1687244
(Commission File Number)        (IRS Employer Identification No.)

4045 South Spencer St., Ste. 206, Las Vegas, Nevada      89119
(Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code (702) 732-7474

                          Not Applicable
(Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

     The Company previously reported the matter known as FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), ET AL. V. JOHN B. ANDERSON, ET AL. (COLLECTIVELY, THE "ANDERSON PARTIES"),
United States District Court, District of Nevada, Case No., CV-S-95-00679-PMP (LRL). Mr. Anderson, directly or indirectly, beneficially owns approximately 4,280,756 shares or 67.2% of the outstanding voting shares of the Company. In August 1996, a consent judgment was entered against the Anderson Parties in the approximate amount of $67,000,000 and a receiver was appointed to administer the assets of the Anderson Parties. The FDIC, however, retained possession of approximately 3,000,000 shares or 47.1% of the outstanding voting shares of Dunes Hotels and Casinos Inc. (the "Company") pursuant to the judgment. In December 1996, the receiver requested that the court terminate the receivership, discharge the receiver and appoint a special liquidating master. On February 4, 1997, the United States District Court, District of Nevada, terminated the receivership, discharged the receiver, and appointed a special liquidating master. The special liquidating master is to sell the assets of the Anderson Parties that serve as collateral for the obligations due the FDIC on terms and conditions ordered by the court. Included among the assets that the special liquidating master may sell are the outstanding voting shares of the Company presently in the possession of the FDIC. If the special master or the FDIC obtains court approval and the Company's shares are in fact sold to either persons or entities other than Mr. Anderson or entities controlled by Mr. Anderson, a change of control of the Company will occur.

     At the present time, the Company cannot predict the time or likelihood that such sale of shares or such change of control will occur, or whether other actions, proceedings or otherwise will occur that may block, impede or otherwise prevent or postpone such sale of shares or potential change of control.


                            SIGNATURES

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              DUNES HOTELS AND CASINOS INC.
                                       (Registrant)



Dated:  February 12, 1997     By:  /s/ James H. Dale
                                   James H. Dale, Treasurer